Exhibit 99.2 Stryker Acquisition of Vocera 1

Forward-looking statements This presentation contains information that includes or is based on forward‐looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: the impact on our operations and financial results of the COVID‐19 pandemic and any related policies and actions by governments or other third parties; the failure to satisfy any of the closing conditions to the acquisition of Vocera Communications, Inc., including the receipt of any required regulatory clearances (and the risk that such clearances may result in the imposition of conditions that could adversely affect the expected benefits of the transaction); delays in consummating the acquisition of Vocera; unexpected liabilities, costs, charges or expenses in connection with the acquisition of Vocera; the effects of the proposed Vocera transaction (or the announcement thereof) on the parties' relationships with employees, customers, other business partners or governmental entities; weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost‐containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products, including Vocera products; potential supply disruptions; changes in reimbursement levels from third‐party payors; a significant increase in product liability claims; the ultimate total cost with respect to recall‐related matters; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; costs to comply with medical device regulations; changes in financial markets; changes in the competitive environment; our ability to integrate and realize the anticipated benefits of acquisitions in full or at all or within the expected timeframes, including the acquisition of Vocera; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10‐K and Quarterly Reports on Form 10‐Q. We disclaim any intention or obligation to publicly update or revise any forward‐looking statement to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that affect the likelihood that actual results will differ from those contained in the forward‐looking statements. 2

Mission Together with our customers, we are driven to make healthcare better. Values Integrity Accountability People Performance We do what’s right We do what we say We grow talent We deliver 3

Our company strategy

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Drive market leading growth and achieve category leadership in MedSurg, Neurotechnology, Orthopaedics and Spine.

Customer focus

- Intense customer commitment through business unit specialization
- Achieve highest levels of customer engagement through high quality products, sales and marketing excellence and world-class supply chain

Innovation

- Make healthcare better through evidence-based products and services that enable safer patient care and improved outcomes
- Drive growth through disciplined investment in R&D and business development

Globalization

- Focus resources and talent on key global markets
- Strengthen alignment among franchises, country teams and global functions
- Positively impact people and environment through responsible and sustainable practices

Financial performance

- Continuously reduce costs and generate cash to fund our future
- Improve profitability and operating leverage through scale and process excellence

Quality first: Top tier products and services
Talent and culture: Mission-driven diverse and inclusive teams

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Connected platforms, better outcomes • Category leadershipin fast‐growing segment of digital care coordination and communication with increasing clinical importance • Advanced technology solutions and capabilities supported by 200+ expert R&D team • Substantial synergies • Competitively differentiated and complementary portfolio and customer base • Proven talent in software, sales, marketing, R&D, and professional services teams 5

Mission driven companies Together with our customers, We simplify and improve the lives of we are driven healthcare professionals, patients, to make healthcare better and families 6 6

Health systems face overwhelming challenges; 75% of a nurse’s day is spent away from patients Average MedSurg nurse workload / activities and time allocation 5% 5% 26% 16% 23% 25% • Responsible for 5 ‐ 7 patients • 3.4 interruptions per hour • 10+ alerts / activities waiting for attention Communication w/ Patient contact other health workers • Walks up to 3 miles/day Documentation Medical administration • Stays in one place for 20 seconds Looking for equipment Other • Lifts 1.8 tons/shift Source: BJC Healthcare, “Describing Nurses’ Work: Combining Quantitative and Qualitative Analysis” 7 7

Vocera is the most advanced communication solution in the hospital today

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Clinician tool belt



- Pager, phone, smartphone, badge, RTLS badge etc.
- Nurses "yelling down the hallway"

Smartphone applications


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- 25 notifications for each system – working independently
- Distracting, ineffective alerts

Holistic consolidation: Vocera


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- Delivers only actionable events to the appropriate caregiver(s) on the device of choice
- Reduces alarm fatigue
- Only ~25%[1] footprint in facilities, with further expansion opportunity

Antiquated technology → Modern solution

1. Represents the estimated total number of hospitals, expressed as a percentage of all U.S. hospitals (1,548/6,094=25%), that have purchased a Wolverine solution by the end of FY'21F. Most of these facilities represent opportunity for further expansion and cross selling

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Significant segment expansion opportunities • Global Digital Care Coordination and Communication Segment: approaching $1B and growing at 15%+ annually • Fast-growing segment of digital care coordination and communication due to macro-tailwinds and increasing importance of solution • The space is relatively underpenetrated today, both in the US and globally • Estimated that only ~35% of US hospitals have some form of ‘advanced’ secured communication solution, leaving ample room for further adoption and penetration • $3B - $5B total addressable opportunity exponentially larger than (1) the current segment Note: Segment sizes and growth rates are from internal estimates based upon competitive intelligence, Investor Presentations, and publicly available information. (1) Global Addressable Opportunity Sizing based upon internal financial models, proprietary company information, and other research. Low end of estimate does not include full list of international countries. 9 9

Connected platforms, better outcomes Systems and devices Analytics and insights Care team Nurse Badge and Smartbadge Physician Engage Patient Ease and family Hospital Edge EHR, nurse call, staff (e.g., patient patient monitoring, etc. transport) Data Alarms Text Alerts Voice 10

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Transaction summary

Key Deal Terms	■ Cash tender offer of $79.25 per share ■ Total Equity Value of approximately $2.97B and total Enterprise Value of approximately $3.09B (including convertible notes)
Vocera Financials	■ Strong business momentum and mid-teen forward revenue growth ■ 2021 expected revenues of $226M-$233M ■ Expected 2021 Adj. EBITDA of $35M-$40M ■ Double-digit return over time
Integration Highlights	■ We assume that sales synergies represent a significant opportunity as Vocera is underpenetrated compared to our current Acute Care customer base and brings a highly complementary product portfolio ■ We assume OPEX synergies will be driven by reduced G&A and elimination of public company costs
Other Considerations	■ Closing expected Q1 2022 ■ Transaction neutral to adjusted EPS for 2022 (assuming March 31, 2022 close); accretive thereafter ■ Commitment to de-lever and maintain investment grade ratings

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Additional information and where to find it The tender offer for the outstanding shares of common stock of Vocera Communications, Inc. (“Vocera”) referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Vocera or any other securities. At the time the tender offer is commenced, Stryker Corporation (“Stryker”) will file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and Vocera will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. VOCERA STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WHEN SUCH DOCUMENTS BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULDBEREADCAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Vocera stockholders and other investors can obtain the Tender Offer Statement, the Solicitation/Recommendation Statement and other filed documents for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stryker will be availablefreeofchargeonStryker’s website, www.stryker.com, or by contacting Stryker’s investor relations department at preston.wells@stryker.com. Copies of the documents filed with the SEC by Vocera will be available free of charge on Vocera’s website, www.vocera.com, or by contacting Vocera’s investor relations department at sdooley@vocera.com. In addition, Vocera stockholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Tender Offer Statement. 12

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